UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Offer Letter

On October 4, 2019, Five Prime Therapeutics, Inc. (“FivePrime”) and William R. Ringo, FivePrime’s Interim Chief Executive Officer and Chairman of the Board of Directors (the “Board”), entered into a written offer letter (the “Offer Letter”) with respect to Mr. Ringo’s service as FivePrime’s Interim Chief Executive Officer. FivePrime previously disclosed Mr. Ringo’s appointment as FivePrime’s Interim Chief Executive Officer, effective September 19, 2019, in a Current Report on Form 8-K filed on September 19, 2019.

Pursuant to the Offer Letter, Mr. Ringo will receive a semi-monthly salary of $25,000, which is equal to an annualized base salary rate of $600,000. Mr. Ringo will also be eligible to receive a one-time bonus for his service as Interim Chief Executive Officer, with a target amount equal to 50% of the aggregate base salary FivePrime pays to Mr. Ringo for his service as Interim Chief Executive Officer. The Compensation and Management Development Committee of the Board (the “Compensation Committee”) will determine Mr. Ringo’s bonus amount based on his performance as Interim Chief Executive Officer and will pay this bonus within 30 days following the last day of Mr. Ringo’s employment.

Pursuant to the Offer Letter, on October 5, 2019, the Compensation Committee granted to Mr. Ringo an option (the “Initial Option”) to purchase 34,451 shares of Five Prime’s common stock (the “Common Stock”) pursuant to FivePrime’s 2013 Omnibus Incentive Plan (the “Plan”). The Initial Option will vest in its entirety on October 19, 2019, subject to Mr. Ringo’s continued service to FivePrime on such vest date. In addition, during the term of his service as Interim Chief Executive Officer, on or promptly after the 19th day of each calendar month, the Compensation Committee will grant to Mr. Ringo an option to purchase a number of shares of Common Stock having a fair value of $120,000 (each such option, a “Monthly Option” and collectively with the “Initial Option,” the “Options”) pursuant to the Plan. FivePrime will determine the number of shares of Common Stock underlying each Monthly Option using a Black-Scholes factor of 61.7% and the average closing price of a share of Common Stock for the 20 trading days preceding the 19th day of the calendar month in which such grant is approved (i.e. $120,000 ÷ (61.7% × such average closing price)). Each Monthly Option will vest in its entirety on the 19th day of the calendar month following the calendar month in which such Monthly Option was granted. Each Option will have an exercise price per share equal to the closing price of the Common Stock on the date of grant and a term of 10 years from the grant date.

Pursuant to the Offer Letter, during the term of his service as Interim Chief Executive Officer, FivePrime will pay $13,500 monthly for the cost of Mr. Ringo’s short-term housing and will pay Mr. Ringo a semi-monthly payment of $1,000 for the estimated cost of transportation between his short-term housing and FivePrime’s offices. To the extent any such amounts are deemed income to Mr. Ringo, FivePrime will pay to Mr. Ringo a gross-up amount to cover the amount of withholding taxes that would be due on such deemed income.

If Mr. Ringo serves as Interim Chief Executive Officer greater than one year and, solely as a result thereof, would cease to be deemed an “Independent Director” under Nasdaq Stock Market Rule 5605 for three years after the end of such service, then FivePrime will pay Mr. Ringo $25,000 on the date that is six months after the end of such service, $25,000 on the date that is 18 months after the end of such service and $25,000 on the date that is 30 months after the end of such service, provided in each instance that Mr. Ringo continues to serve as a member of the Board on the applicable payment date.

Amendment to Offer Letter

On October 8, 2019, FivePrime and Mr. Ringo entered into an amendment to the Offer Letter (the “Amendment”), pursuant to which FivePrime agreed to pay to Mr. Ringo an additional $25,000 in consideration of Mr. Ringo’s service as Interim Chief Executive Officer from September 19, 2019 to October 4, 2019, the date the parties entered into the Offer Letter.

The foregoing descriptions of the Offer Letter and Amendment are summaries and are qualified in their entirety by reference to the Offer Letter and Amendment, as applicable, each of which FivePrime will file as an exhibit to its Form 10-Q for the fiscal quarter ending September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: October 9, 2019